EXHIBIT 10.9

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of March 1, 2006 (the “Effective Date”), by and between Stallion Oilfield Services Ltd., a Texas limited partnership (“Employer”) and Jennifer Guidry (“Employee”).

WHEREAS, Employee is presently employed by Employer and the parties desire to enter into a written agreement based on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties agree as follows:

This Agreement outlines terms and conditions of employment for an existing relationship. The above referenced employment agreement and any oral agreements which may be asserted to exist are superseded by this Agreement simultaneously with its execution.

1. Certain Definitions.

a. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” has the meaning given such term under Rule 405 of the Securities Act of 1933, as amended.

b. “Annual Base Salary” has the meaning set forth in Section 4(a).

c. “Annual Bonus” has the meaning set forth in Section 4(b).

d. “Board” means the board of directors of Employer.

e. Employer shall have “Cause” to terminate Employee’s employment if (i) Employee has engaged in gross negligence, gross incompetence, or willful misconduct in the performance of, or Employee has refused without proper reason to perform, the duties and services required of Employee pursuant to this Agreement, which is not remedied within thirty (30) days following written notice to Employee by Employer specifying such failure; (ii) Employee is convicted of a felony; or (iii) Employee breaches any provision of this Agreement or corporate code or policy of Employer, which breach remains uncorrected after thirty (30) days following written notice to Employee of such breach.

f. “Change in Control” means (i) the consummation of the sale, transfer, conveyance or other disposition (including any merger, reorganization or consolidation) in one or a series of related transactions of the voting equity securities of Stallion Holdings or its successor or a similar transaction (other than an initial public offering of equity securities of Employer through a registration statement filed with the Securities and Exchange Commission) such that immediately following such transaction (or transactions) any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) (other than Stallion Holdings, any of its current subsidiaries, an employee benefit plan maintained by Stallion Holdings or any of its subsidiaries, C/R Stallion Investment Partnership, L.P. and its Affiliates, and Cardigan Holdings, Inc. and its Affiliates) beneficially owns more than fifty percent (50%) of the total voting equity securities of Stallion

Holdings outstanding immediately after such acquisition or (ii) the sale or transfer of all or substantially all of Employer’s assets to another corporation which is not a subsidiary or current Affiliate of Employer.

g. “Date of Termination” means (i) if Employee’s employment is terminated by his death, the date of his death; or (ii) if Employee’s employment is terminated pursuant to any of Sections (5)(a)(ii),(iii),(iv) or (v), either the date indicated in the Notice of Termination or the date specified by Employer pursuant to Section 5(b), whichever is earlier.

h. “Disability” means any mental or physical illness, condition, disability or incapacity which (i) prevents Employee from discharging substantially all of his essential job responsibilities and employment duties; and (ii) has prevented, or will prevent in the reasonable opinion of the Board, Employee from discharging his duties for a period of more than 120 days in any 365 day period.

i. Employee shall have “Good Reason” to resign his employment upon the occurrence of any of the following: (i) a reduction in Employee’s Annual Base Salary; (ii) a breach by Employer of any material provision of this Agreement; (iii) a material reduction in Employee’s duties or responsibilities for Employer or its successor; or (iv) any change in location of Employee’s principal place of employment by more than sixty (60) miles from the location of Employer’s principal office in Houston, Texas. Employee may not resign his employment for Good Reason unless (x) Employee provides Employer with at least thirty (30) days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 60th day following the occurrence of the event constituting Good Reason) and (y) Employer does not remedy the alleged violation(s) within such 30-day period.

j. “Extension Term” has the meaning set forth in Section 3.

k. “Initial Term” has the meaning set forth in Section 3.

l. “Inventions” has the meaning set forth in Section 10.

m. “Notice of Termination” shall have the meaning set forth in Section 5(b).

n. “Partnership Agreement” shall mean the Amended and Restated Agreement of Limited Partnership of Stallion Oilfield Holdings, Ltd., dated as of January 31, 2005, as amended from time to time.

o. “Person” means any individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

p. “Stallion Holdings” means Stallion Oilfield Holdings, Ltd., a Texas limited partnership.

q. “Term” shall have the meaning set forth in Section 3.

2. Employment and Duties.

a. Duties and Responsibilities. Employer agrees to employ Employee, and Employee accepts such employment, in accordance with the terms and conditions of this Agreement, from the Effective Date and continuing throughout the Term of this Agreement. Employee shall serve as Corporate Controller of Employer with such duties, responsibilities, and authority as shall be assigned to him from time to time by the Chief Financial Officer, subject to the terms and conditions of this Agreement. Employee shall report to the Chief Financial Officer of Employer. The principal location at which Employee will substantially perform his duties will be the offices of Employer in Houston, Texas, or at such other location as may be agreed to in writing by Employee.

b. Extent of Services. Employee shall devote his entire attention and energy to the business and affairs of Employer and shall not be engaged in any other business activity, whether or not such business activity is pursued for gain, profit, or other pecuniary advantage, unless Employer consents to Employee’s involvement in such business activity in writing. This restriction shall not be construed as preventing Employee from investing his assets in a form or manner that will not require Employee’s services in the operation of any of the companies in which such investments are made. Employee may also serve on boards of directors and other positions with non-profit and for-profit organizations as to which the Board may from time to time consent, which consent shall not be unreasonably withheld or delayed, so long as such service does not materially interfere with Employee’s obligations hereunder or violate Section 8 hereof.

c. Non-Disparagement. During his employment hereunder and following any termination of his employment with Employer, Employee agrees not to disparage in any material respect, either orally or in writing, Employer, any of its business, products, services or practices, or any of their directors, officers, agents, representatives, stockholders, employees or affiliates.

3. Term. Unless sooner terminated pursuant to other provisions hereof, Employer agrees to employ Employee in the position set forth in Section 2(a) for the period beginning on the Effective Date and ending on the second anniversary of the Effective Date, unless earlier terminated as provided in Section 5 (the “Initial Term”). The employment term hereunder shall automatically be extended for successive one-year periods (“Extension Terms” and, collectively with the Initial Term, the “Term”), unless either party hereto gives written notice of nonextension to the other no later than ninety (90) days prior to the scheduled expiration of the Initial Term or the then applicable Extension Term.

4. Compensation and Related Matters. During the Term, Employer shall pay Employee a salary and other compensation and benefits as follows:

a. Annual Base Salary. Employee’s initial annual base salary shall be $115,500.00 payable in accordance with Employer’s regular payroll procedures, subject to increase from time to time by Employer as determined by the Board (the “Annual Base Salary”).

b. Annual Incentive Compensation. Employee shall be eligible to receive an annual discretionary performance bonus (“the Annual Bonus”) with respect to each calendar year during the Term to the extent such bonuses are declared by the Board. The amount of the Annual Bonus for any such year, if any, shall be determined by the Board in its sole discretion, taking into account the profitability of Employer and the performance of Employee during any such calendar year. An estimate of any Annual Bonus earned with respect to any calendar year during the Term will be calculated by the Board as of November 30 of each such year.

Employee shall receive fifty percent (50%) of any such estimated Annual Bonus in a lump sum by December 20 of each year. Final bonus calculations will be determined by the Board after the completion of Employer’s annual audit. Employee shall receive any remaining unpaid portion of the Annual Bonus, if any, and such amount will be paid to Employee in a lump sum no later than April 15 of the following calendar year. The Board may also award additional bonuses or other compensation to Employee at any time in its complete discretion.

c. Vacation. During each complete 12 month period of the Term, Employee shall be entitled to at least three weeks of paid vacation, or such greater amount in accordance with the terms of the vacation policy approved by the Board from time to time for Employer’s executives in general.

d. Other Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements extended, from time to time, to all full-time employees of Employer pursuant to the terms and eligibility requirements of such plans. Employee will also be provided a company vehicle while employed under this agreement.

e. Expense Reimbursement. Employer will reimburse Employee for all reasonable expenses incurred in accordance with the adopted policies of the Employer in the process of executing his responsibilities under this Agreement. Employer will reimburse Employee for all such expenses upon Employee’s presentation of receipts within 45 days of occurrence and an itemized accounting therefor.

f. Withholding. Employer shall be entitled to withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling. Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

5. Termination. Employee’s employment hereunder may be terminated by Employer or Employee, as applicable, without any breach of this Agreement only under the following circumstances:

a. Circumstances. At any time during the Term, the following may occur:

(i)	Death. Employee’s employment hereunder shall automatically terminate upon his death.

(ii)	Disability. If Employee has incurred a Disability, Employer may give Employee written notice of its intention to terminate Employee’s employment due to such Disability. In that event,

Employee’s employment hereunder shall terminate effective immediately upon receipt of such notice by Employee.

(iii)	Termination for Cause. Employer may terminate Employee’s employment for Cause.

(iv)	Termination without Cause. Employer may terminate Employee’s employment without Cause.

(v)	Resignation for Good Reason. Employee may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. Employee may resign his employment without Good Reason.

b. Notice of Termination. Any termination of Employee’s employment by Employer or by Employee under this Section 5 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by Employee, shall be at least thirty (30) days following the date of such notice (a “Notice of Termination”) provided, however, that Employer may, in its sole discretion, change the Date of Termination to any earlier date following Employer’s receipt of the Notice of Termination. A Notice of Termination submitted by Employer may provide for a Date of Termination on the date Employee receives the Notice of Termination, or any date thereafter elected by Employer in its sole discretion.

6. Rights and Obligations Upon Termination.

a. Termination for Any Reason. Upon Employee’s termination from employment with Employer for any reason, Employer shall promptly pay Employee (or Employee’s estate) a lump sum amount equal to (i) Employee’s Annual Base Salary accrued through the Date of Termination but not theretofore paid and (ii) any expenses owed to Employee under Section 4(e). Further, Employer shall pay Employee any accrued vested benefits under Employer’s benefit plans, programs and arrangements, which benefits shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements.

b. Termination for Cause, resignation without Good Reason or upon nonextension of the Term by Employee. If Employee’s employment hereunder shall terminate pursuant to Section 5(a)(iii) for Cause by Employer or Section 5(a)(vi) for resignation without Good Reason by Employee, Employee shall not be entitled to any severance payment or benefits (other than as expressly provided for in Section 6(a) above).

c. Termination upon death. In addition to the benefits provided for in Section 6(a) above, if Employee’s employment hereunder shall terminate as a result of Employee’s death pursuant to Section 5(a)(i), Employer shall pay to Employee’s estate any earned portion of the Annual Bonus for the completed year preceeding the Date of Termination which remains unpaid, payable at such time when the final Annual Bonus calculations are completed by the Board for such year.

d. Termination upon Disability. In addition to the benefits provided for in Section 6(a) above, if Employee’s employment hereunder shall terminate as a result of Employee’s Disability pursuant to Section 5(a)(ii), Employer shall:

(i)	pay to Employee, in accordance with Employer’s regular payroll practice following the Date of Termination, an amount equal to the Annual Base Salary that Employee would have been entitled to receive if Employee had continued his employment hereunder for a period of six (6) months following the Date of Termination net of other disability payments payable by any Person to Employee; and

(ii)	any earned portion of the Annual Bonus for the completed year preceeding the Date of Termination which remains unpaid, payable at such time when the final Annual Bonus calculations are completed by the Board for such year.

In the event Employee’s employment terminates as a result of Employee’s Disability pursuant to Section 5(a)(ii), Employer shall pay the amounts described in this subsection 6(d), subject to Employee’s compliance with Sections 8, 9 and 10 and Employee’s execution and non-revocation of a general waiver and release of claims agreement in a form provided by Employer.

e. Termination without Cause or resignation for Good Reason. In addition to the benefits provided for in Section 6(a) above, if Employee’s employment hereunder shall terminate without Cause by Employer pursuant to Section 5(a)(iv)or for Good Reason by Employee pursuant to Section 5(a)(v), Employer shall:

(i)	pay to Employee, in accordance with Employer’s regular payroll practices following the Date of Termination, an amount equal to the Annual Base Salary that Employee would have been entitled to receive if Employee had continued his employment hereunder for a period equal to the greater of (x) twelve (12) months following the Date of Termination and (y) the remainder of the Term; and

(ii)	pay to Employee any earned portion of the Annual Bonus for the completed year preceeding the Date of Termination which remains unpaid, payable at such time when the final Annual Bonus calculations are completed by the Board for such year.

In the event of resignation by Employee for Good Reason or a Termination without Cause by Employer pursuant to Sections 5(a)(v) or 5(a)(iv), as applicable, Employer shall pay the amounts described in this subsection 6(e), subject to Employee’s compliance with Sections 8, 9 and 10 and Employee’s execution and non-revocation of a general waiver and release of claims agreement in a form provided by Employer.

f. Certain Terminations in Connection with a Change In Control. In addition to the benefits provided for in Section 6(a) above, if Employer terminates Employee’s employment without Cause pursuant to Section 5(a)(iv) or if Employee terminates employment for Good Reason pursuant to Section 5(a)(v) during the twelve (12) month period immediately following a Change in Control, Employer shall:

(i)	pay to Employee, within thirty (30) days of the Date of Termination, a lump sum payment equal to one times the Annual Base Salary;

(ii)	pay to Employee any earned portion of the Annual Bonus for the completed year preceeding the Date of Termination which remains unpaid, payable at such time when the final Annual Bonus calculations are completed by the Board for such year; and

(iii)	continue coverage for Employee and any dependents under all Employer group health benefit plans in which Employee any dependents were entitled to participate immediately prior to the Date of Termination, to the extent permitted thereunder, until the earlier date of Employee’s eligibility coverage under another employee benefit plan or six (6) months following the Date of Termination.

Employer shall pay the amounts and continue the benefits described in this Section 6(f), subject to Employee’s compliance with Sections 9 and 10 and Employee’s execution and non-revocation of a general waiver and release of claims agreement in a form provided by Employer.

g. No Further Severance Payments. In all cases, the compensation and benefits payable to Employee under this Agreement upon termination of the employment relationship shall not be reduced or offset by any amounts to which Employee may otherwise be entitled under any and all severance plans (excluding any pension, retirement, and profit sharing plans of Employer that may be in effect from time to time) or policies of Employer or its subsidiaries or affiliates or any successor to all or a portion of the business or assets of Employer. Nothing in this Agreement shall be construed to prevent Employee from receiving or being entitled to receive any other compensation or benefits under any other applicable pension, insurance, or other benefit plans or policies of Employer, in accordance with the terms of those plans and policies.

h. Repayment of Advances. Upon termination of employment, Employee shall repay to Employer or any of its subsidiaries or affiliates, all sums due to them for any reason, including advances, accounts receivable, or loans.

i. Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto under this Agreement, which shall have accrued prior to such expiration or termination.

j. Deemed Resignation. Any termination of Employee’s employment with Employer shall constitute an automatic resignation of Employee as an officer of Employer and each affiliate of Employer, and an automatic resignation of Employee from the Board (if applicable and unless otherwise agreed in writing) and from the board of directors of any affiliate of Employer and from the board of directors or similar governing body of any corporation, limited liability company or other entity in which Employer or any affiliate holds an equity interest and with respect to which board or similar governing body Employee serves as Employer’s or such affiliate’s designee or other representative.

7. Covenant Not to Sue. Employee covenants not to sue or lodge any claim, demand, or cause of action against Employer or any of its subsidiaries or affiliates based on termination for Cause or without Good Reason for any monies other than those specified in Section 5; provided, however, that nothing contained in this Section 7 shall prevent Employee from initiating arbitration pursuant to Section 21 hereof. If Employee breaches this covenant, Employer and its subsidiaries and affiliates shall be entitled to recover from Employee all sums reasonably expended by Employer and its subsidiaries and affiliates (including costs and attorneys’ fees) in connection with such suit, claim, demand, or cause of action. Employer and its subsidiaries and affiliates shall not be entitled to offset any of the amounts specified in the immediately preceding sentence against amounts otherwise owing by Employer and its subsidiaries and affiliates to Employee prior to a final determination under the terms of the arbitration provisions of this Agreement that Employee has breached the covenant contained in this Section 7.

8. Competition.

a. Employee shall not, at any time during the Term or during the 24-month period following the Date of Termination directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership or business (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in any business which competes with any business of Employer or Stallion Holdings or their respective subsidiaries in which Employer, Stallion Holdings or their respective subsidiaries were engaged or had plans to engage as of the Date of Termination anywhere in the world provided, however, that Employee shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business.

b. During the Term or during the term set forth in Section 8(a), whichever is longer, Employee will not, and will not permit any of his affiliates to, directly or indirectly, recruit or otherwise solicit or induce any employee, customer, client, subscriber or supplier of Employer to terminate its employment or arrangement with Employer, otherwise change its relationship with Employer in a manner that is adverse to Employer, or establish any relationship with Employee or any of his affiliates for any business purpose deemed competitive with the business of Employer.

c. In the event the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

d. Notwithstanding anything in this Section 8 to the contrary, this Section 8 shall not apply if Employee’s employment hereunder is terminated, during the twelve (12) month period following a Change in Control, by Employer without Cause pursuant to Section 5(a)(iv) or by Employee for Good Reason pursuant to Section 5(a)(v).

e. As used in this Section 8 and in Sections 9 and 10 below, the term “Employer” shall include Employer, its parent, related entities, and any of its direct or indirect subsidiaries.

9. Nondisclosure of Proprietary Information.

a. Except as required in the faithful performance of Employee’s duties hereunder or as specifically set forth in this Section 9, Employee shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to Employer, including, without limitation, information with respect to Employer’s operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment, or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets (“Confidential Information”). The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of Employer (and any successor or assignee of Employer).

b. Upon termination of Employee’s employment with or without Cause, Employee shall immediately return and deliver to Employer and shall not retain any originals or copies of any books, papers, price lists, customer contacts, bids, customer lists, files, notebooks, or any other documents or any similar material stored in electronic form containing any of the Confidential Information or otherwise relating to Employee’s performance of duties under this Agreement. Employee further acknowledges and agrees that all such documents and data are Employer’s sole and exclusive property.

c. Employee may respond to a lawful and valid subpoena or other legal process but shall give Employer the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to Employer and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

10. Inventions. All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to Employer’s business, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Employee may discover, invent or originate during the Term, and for a period of twenty-four (24) months thereafter, either alone or with others and whether or not during working hours or by the use of the facilities of Employer (“Inventions”), shall be the exclusive property of Employer. Employee shall promptly disclose all Inventions to Employer, shall execute at the request of Employer any assignments or other documents Employer may deem necessary to protect or perfect its rights therein, and shall assist Employer, at Employer’s expense, in obtaining, defending and enforcing Employer’s rights therein. Employee hereby appoints Employer as his attorney-in-fact to execute on his behalf any assignments or other documents deemed necessary by Employer to protect or perfect its rights to any Inventions.

11. Injunctive Relief. It is recognized and acknowledged by Employee that a breach by Employee of the covenants contained in Sections 8, 9 and 10 will cause irreparable damage to Employer and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Employee agrees that in the event of a breach of any of the covenants contained in Sections 8, 9 and 10, in addition to any other remedy which may be available at law or in equity, Employer will be entitled to specific performance and injunctive relief.

12. Payment Obligations Absolute. Employer’s obligation to pay (or cause one of its subsidiaries to pay) Employee the amounts and to make the arrangements provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Employer (including its subsidiaries) may have against Employee or anyone else. All amounts payable by Employer (including its subsidiaries hereunder) shall be paid without notice or demand. Employee shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Agreement, and, except as provided in Section 6 hereof, the obtaining of any such other employment shall in no event effect any reduction of Employer’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Agreement.

13. Notice. All notices, demands and communications required, desired or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given on the date received, if delivered personally, or on the third day after mailing, if sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the parties at the addresses set forth below or to such other person at such location as either party hereto may subsequently designate in a similar manner.

To Employer:

Stallion Oilfield Services Ltd.
410 Roberts
Houston, Texas 77003
Attention: Board of Directors

To Employee:

Jennifer Guidry
9708 Linkmeadow Lane
Houston, TX 77025

or at any other address as any party shall have specified by notice in writing to the other party.

14. Choice of Law. This Agreement shall be interpreted, construed and governed by and under the laws of the State of Texas (without regard to conflicts of laws principles thereof), and the parties unconditionally submit to the jurisdiction of the courts located in Houston, Harris County, Texas in all matters relating to or arising from this Agreement.

15. Legal Fees. If any party hereto defaults in the performance of its covenants, agreements, or other obligations described in this Agreement, then in addition to any and all other rights or remedies which the non-defaulting party may have against the defaulting party, the defaulting party will be liable to and will pay to the non-defaulting party a sum equal to the non-defaulting party’s court costs and the reasonable fees of its attorneys and their support staff incurred in enforcing the covenants, agreements and other obligations of the defaulting party in this Agreement.

16. Entire Agreement. The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of Employee by Employer and may not be contradicted by evidence of any prior or contemporaneous agreement, including without limitation, the Employment Agreement by and between Employer and Employee effective as of October 1, 2004, which shall be made null and void as of the Effective Date. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements.

17. Assignment. Employer may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of Employer, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of Employer and its affiliates. Employee may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of Employer and Employee and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

18. Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Employee and a duly authorized officer of Employer. By an instrument in writing similarly executed, Employee or a duly authorized officer of Employer may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

19. No Inconsistent Actions. The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

20. Construction. This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

21. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in Houston, Texas in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that Employer shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 8, 9 or 10 of the Agreement and Employee hereby consents that such restraining order or injunction may be granted without requiring Employer or Employer to post a bond. Only individuals who are on the AAA register of arbitrators shall be selected as an arbitrator. Within twenty (20) days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 21, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

22. Enforcement. If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

23. Miscellaneous.

a. All references herein to payment or sums of money shall mean in U.S. currency only. All references herein to calendar year, month, week or day shall mean the calendar and parts thereof as observed in the U.S. All references herein to date and time shall mean the date and time in Houston, Harris County, Texas, U.S.

b. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute one and the same agreement.

24. Employee Acknowledgement. Employee acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by Employer other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[Signature Page Follows]

The parties hereto have executed this Agreement as of the date first set forth above,

“Employer”		“Employee”

Stallion Oilfield Services Ltd.
By:	Stallion Interests, LLC.
Its general partner

By:	/s/ David S. Schorlemer	/s/ Jennifer Guidry
	Name: David S. Schorlemer	Name: Jennifer Guidry
Time: Chief Financial Officer